EXHIBIT 10.2

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 1, 2014 (the “Effective Date”) by and between Amarantus Bioscience Holdings Inc., a Nevada corporation, with an office at 953 Indiana Street, San Francisco, CA 94107 (“Purchaser”) and Provista Diagnostics, Inc., a Delaware corporation, with an office at 17301 N. Perimeter Drive, Suite 100, Scottsdale, AZ 85255 (“Seller”). Purchaser and Seller may be referred to hereinafter, individually as “Party” and, collectively, as the “Parties.”

WHEREAS, Seller has developed and owns certain assets including a fluorescently activated cell sorter (FACS), related equipment, software and data (as defined below); and

WHEREAS, Seller wishes to sell certain tangible and intangible assets to Purchaser relating to the FACS system and Purchaser wishes to purchase such assets, all as set forth in more detail herein below.

NOW THEREFORE, in consideration of the premises, the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the Parties agree as follows:

1.	Definitions. The capitalized terms used in this Agreement and not defined elsewhere in it shall have the meanings specified for such terms in this Section 1.

1.1	“Transferred Assets” means the specific assets, equipment, software and technology listed on Exhibit A that are owned or controlled by Seller as of the Effective Date, including, without limitation, the Instrument and all technical information, data, and software that is embodied within the computers and the equipment which are necessary for operation of the Instrument.

1.2	“Lien” means any liens, encumbrances, mortgages, pledges, options, charges, security interests and any other claims of third parties on or concerning the Transferred Assets.

1.3	“Closing” means the closing of this Agreement at which time Seller shall make the Sale of the Transferred Assets to Purchaser, and Purchaser shall tender the Purchase Price to Seller for the Transferred Assets. The Parties have scheduled the Closing to occur within 5 business days of the Effective Date or at such other later time as the Parties shall mutually agree.

2.	Purchase and Sale.

2.1	Sale. Upon the Closing, subject to the terms and conditions of this Agreement, Seller hereby sells, conveys, assigns and transfers to Purchaser, and Purchaser hereby purchases, acquires and accepts from Seller all of Seller’s right, title and interest in and to the Transferred Assets “as is” free and clear of Liens (the “Sale”).

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3.	Delivery. Upon the Closing, Seller will make the Transferred Assets available for pick up and transport at Seller’s office located at 17301 N. Perimeter Drive, Suite 100, Scottsdale, AZ 85255 at Purchaser’s sole cost and expense. Purchaser shall be responsible for set up, calibration, testing and all other actions required to ready the Transferred Assets for operation and use at Purchaser’s business location.

4.	Purchase Price. At the Closing, Purchaser will pay to Seller Twenty Thousand Dollars ($20,000.00) for the Transferred Assets (the “Purchase Price”).

5.	Indemnification.

5.1	By Seller. Subject to Section 5.2 below, Seller will defend, indemnify and hold harmless Purchaser, from and against any and all damages, settlements, losses or expenses (including, without limitation, counsel fees, collectively, “Losses”) arising from (i) Seller’s material breach of any its representations, warranties or covenants made by it pursuant to this Agreement, (ii) the negligence, recklessness or willful conduct of Seller; except to the extent the claim arises as a result of the negligence, recklessness or willful conduct of Purchaser or to the extent Purchaser’s failure to give Seller prompt notice of such claim materially prejudices Seller’s ability to defend such claim for which Purchaser is seeking indemnification pursuant to this Section 5.

5.2	Indemnification Procedure. As a condition to Purchaser’s right to receive indemnification under Section 5.1, Purchaser shall (i) promptly notify Seller as soon as it becomes aware of a claim or action for which indemnification may be sought pursuant hereto, (ii) cooperate with Seller in the defense of such claim or suit, and (iii) permit Seller to control the defense of such claim or suit, including without limitation the right to select defense counsel. In no event, however, may Seller compromise or settle any claim or suit in a manner which admits fault or negligence on the part of Purchaser without the prior written consent of Purchaser.

6.	Mutual Representations and Warranties. Each of Purchaser and Seller hereby makes to the other the representations and warranties contained in this Section 6.

6.1	It is a corporation duly organized, validly existing and is in good standing under the laws of the state of its incorporation and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

6.2	The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of any third parties, (ii) violate any provision of any law, rule, regulations, order, writ, judgment, injunctions, decree, determination or award presently in effect having applicability to it or any provision of its certificate of incorporation or by-laws or (iii) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

6.3	This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions.

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6.4	It is not under any obligation to any person, or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations.

7.	Representations and Warranties of Seller. Seller hereby makes the representations and warranties set forth in this Section 7.

7.1	The Transferred Assets comprises all material assets of Seller that have been used by Seller that are necessary for operation of the Instrument as used by the Seller.

7.2	As of the Effective Date: (i) Seller has exclusive ownership of the Transferred Assets; (ii) all rights in the Transferred Assets are freely transferable; (iii) there are no claims or demands of any other person pertaining to the Transferred Assets and no proceedings have been instituted, or are pending or threatened, which challenge the rights of Seller in respect thereof; and (iv) none of the Transferred Assets has been, or will be, charged, mortgaged or otherwise encumbered by Seller.

7.3	Seller has no licenses, authorizations (whether express or implied) or other agreements under which Seller has granted rights to a third party in the Transferred Assets.

7.4	Seller has required all of its employees who have had access to Transferred Assets to execute agreements under which such employees are required to maintain the confidentiality of any Transferred Assets during or after their employment, to the extent allowable by applicable law and to assign all rights to any Transferred Assets developed during their employment to Seller.

7.5	To Seller’s knowledge, there is no pending or threatened litigation against the Seller regarding the Transferred Assets or this Agreement.

8.	Disclaimer. The Sale of the Transferred Assets is made on an “as is” basis. Seller expressly disclaims all warranties of any kind, whether express or implied, including but not limited to the warranties of merchantability, fitness for a particular purpose and noninfringement. The Parties agree that Seller shall not be liable for any direct, indirect, incidental, special, consequential or exemplary damages related to the Sale.

9.	Other Agreements. This Agreement is the sole agreement with respect to the subject matter hereof and supersedes all other agreements and understanding between the Parties with respect to the same.

10.	Notices. All notices shall be in writing and hand delivered, mailed via certified mail with return receipt requested, courier, or facsimile transmission (receipt confirmed) addressed as follows, or to such other address as may be designated from time to time:

If to Purchaser:

Amarantus Bioscience Holdings Inc.

953 Indiana Street, San Francisco, CA 94107

Attn: Gerald Commissiong, Chief Executive Officer

Tel: (408) 701-5044 ext. 105

Fax: (408) 701-5099

Email:Gerald.commissiong@amarantus.com

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If to Seller:

Provista Diagnostics, Inc.

17301 N. Perimeter Drive, Suite 100

Scottsdale, AZ 85255

Attn: John Fermanis, Chief Financial Officer

Tel: 602-224-5500

Fax: 602-865-7574

Email: FermanisJ@ProvistaDx.com

Notices shall be deemed given as of the date received at the above specified address.

11.	Confidentiality. From and after the Effective Date, Seller shall maintain all information in the possession of Seller that relates to the Transferred Assets and that is not in the public domain (“Information”) in confidence and will use commercially reasonable efforts to ensure that its employees and officers will not, disclose the Information to any third party nor use Information for any purpose. Seller's obligation of nondisclosure and the limitations upon the right to use the Information shall not apply (i) after a period of five (5) years from Effective Date or (ii) to the extent that Seller can demonstrate that the Information: (a) is or becomes public knowledge through no fault or omission of Seller; or (b) is obtained by Seller from a third party under no obligation of confidentiality to Purchaser.

12.	Publicity. No press releases, reports, or other statements in connection with this Agreement intended for use in the public or private media shall be made by Purchaser or Seller without the prior written consent of the other Party. If either Party is required by law or governmental regulation to describe its relationship to the other, it shall promptly give the other Party notice with a copy of any disclosure it proposes to make. In addition, Purchaser shall not use Seller’s name in connection with any products, promotion, or advertising without Seller’s prior written permission. Seller shall not use Purchaser’s name in connection with any products, promotion, or advertising without Purchaser’s prior written permission.

13.	Dispute Resolution.

13.1	In the event of any dispute, controversy or claim arising under, out of or in connection with this Agreement, including any subsequent amendments, or the validity, enforceability, construction, performance or breach hereof, the Parties shall refer such dispute to the senior executives of Purchaser and Seller for attempted resolution by good faith negotiations within thirty (30) days after such referral is made.

13.2	In the event the executives are unable to resolve a dispute as provided above, the Parties shall submit their dispute to binding arbitration by Judicial Arbitration and Mediation Services, Inc. (JAMS) under its rules of arbitration, by one (1) arbitrator appointed in accordance with said rules. The decision and/or award rendered by the arbitrator shall be written, final and non-appealable, and judgment on such decision and/or award may be entered in any court of competent jurisdiction. The arbitral proceedings and all pleadings and evidence shall be in the English language. Any evidence originally in a language other than English shall be submitted with an English translation accompanied by an original or true copy thereof. The place of arbitration shall be in Santa Clara County, California, U.S.A. The costs of any arbitration, including administrative fees and fees of the arbitrator(s), shall be shared equally by the Parties to the dispute, unless otherwise determined by the arbitrator(s). The losing Party shall bear the cost of attorneys’ and expert fees for both Parties. The Parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any Party.

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14.	Miscellaneous.

14.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to its conflicts of law principles.

14.2	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

14.3	Headings. Section headings are inserted for convenience of reference only and do not form a part of this Agreement.

14.4	Authority. The persons signing on behalf of Seller and Purchaser warrant and represent that they have authority to execute this Agreement on behalf of the Party for whom they have signed.

14.5	No Third Party Beneficiaries. No third party, including without limitation, any employee of any Party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the Parties partners with each other or any third party.

14.6	Expenses. Each Party shall bear its own expenses and costs associated with the transaction contemplated under this Agreement.

14.7	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

14.8	Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party or Parties waiving compliance. The delay or failure of any Party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. Except as expressly provided herein to the contrary, no waiver by any Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

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14.9	Assignment and Successors. This Agreement may not be assigned by either Party without the consent of the other Party, except that each Party may assign this Agreement and the rights and interests of such Party, in whole or in part, to any of its affiliates, any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporations.

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be executed by their duly authorized representatives.

Provista Diagnostics, Inc.	Amarantus Bioscience Holdings Inc.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

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Exhibit A

-	Flow Cytometer Instrument (serial number for the flow cytometer is E97500506) (the “Instrument”)
-	Autosampler for the Instrument
-	Powermac computer (PowerMac G5; PowerMac 7,3; Serial # CK5410DKRU3)
-	Apple Monitor
-	Apple Mouse
-	Apple Keyboard
-	Wireless adapter for powermac (to connect to WiFi)
-	OneRac Electrical Current Amplifier
-	Rack controller Unit
-	Belkin Key (a networking device needed to bridge communication between the Instrument and computer)
-	All associated software
-	All associated cables
-	The spare parts in the box labeled “FACS Spare Parts”
-	Instruction Manuals for the Instrument

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